Putnam Money Market Fund as of March 31, 2005 semiannual

Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting, consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

	     				Votes		Votes
					For		Withheld
Jameson A. Baxter		2,266,637,696		132,221,358
Charles B. Curtis		2,266,281,290		132,577,764
Myra R. Drucker			2,288,329,209		110,529,845
Charles E. Haldeman, Jr.	2,285,451,774		113,407,280
John A. Hill			2,269,808,479		129,050,575
Ronald J. Jackson		2,267,665,703		131,193,351
Paul L. Joskow			2,270,685,775		128,173,279
Elizabeth T. Kennan		2,262,692,912		136,166,142
John H. Mullin, III		2,266,557,508		132,301,546
Robert E. Patterson		2,266,688,440		132,170,614
George Putnam, III		2,263,416,880		135,442,174
A.J.C. Smith *			2,263,406,312		135,452,742
W. Thomas Stephens		2,265,643,456		133,215,598
Richard B. Worley		2,292,440,865		106,418,189

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	     	Votes		Votes
		For		Against			Abstentions
		1,764,380,702	268,673,080		365,805,272


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

     		Votes		Votes
		For		Against		Abstentions
	1,773,689,396	264,216,949		360,952,709


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

	     	Votes		Votes
		For		Against		Abstentions
		1,931,401,666	107,715,878	359,741,510

January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	     	Votes		Votes
		For		Against		Abstentions
		1,888,501,963	210,831,068	289,004,378


* Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.